As filed with the Securities and Exchange Commission on July 11, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROPER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0263969
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2160 Satellite Blvd., Suite 200 Duluth, Georgia	30097
(Address of Principal Executive Offices)	(Zip Code)

Roper Industries, Inc. 2006 Incentive Plan

(Full title of the plan)

David B. Liner

Vice President, General Counsel and Secretary

Roper Industries, Inc.

2160 Satellite Blvd., Suite 200

Duluth, Georgia 30097

(770) 495-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Richard E. Baltz

Arnold & Porter LLP

555 Twelfth Street, N.W.

Washington, D.C. 20004

(202) 842-5000

Calculation of Registration Fee:

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.01 per share	6,879,293	$45.92	$315,897,134.56	$33,800.99

(1)	Pursuant to the provisions of Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers an indeterminate amount of additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), as may be issuable as a result of any recapitalization, stock split, stock dividend or similar transaction in connection with the Registrant’s 2006 Incentive Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, on the basis of the average high and low sale prices of the Registrant’s Common Stock reported on the New York Stock Exchange on July 7, 2006.
(3)	This Registration Statement covers 3,000,000 previously unregistered shares of Common Stock, plus (x) 3,000,000 unissued shares (after giving effect to a 2-for-1 stock split in the form of a stock dividend) previously registered on the Registrant’s Registration Statement on Form S-8 (File No. 333-105919) filed on June 6, 2003, with respect to which the Registrant paid a registration fee of $4,099.20, and (y) 879,293 unissued shares (after giving effect to a 2-for-1 stock split in the form of a stock dividend) previously registered on the Registrant’s Registration Statement on Form S-8 (File No. 333-35648) filed on April 26, 2000, with respect to which the Registrant paid a registration fee of $3,529.58. Pursuant to Rule 457(p) of the Securities Act, the amount of the registration fee relating to this Form S-8 is being offset by $7,628.78, the aggregate dollar amount of the registration fees already paid by the Registrant in respect of such previously registered and unissued shares. Accordingly, the net registration fee relating to this Form S-8 is $26,172.21, as adjusted by the offset amount.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I of Form S-8 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The purpose of this Registration Statement is to register for issuance pursuant to the Roper Industries, Inc. 2006 Incentive Plan (the “Plan”) the sum of (a) 3,000,000 shares of Common Stock of Roper Industries, Inc. (the “Registrant” or the “Company”), (b) 15,917 shares of Common Stock of the Company, representing the number of shares that, as of June 28, 2006, were unissued and not subject to any outstanding awards under the Roper Industries, Inc. 2000 Amended and Restated Incentive Plan (the “2000 Plan”), and (c) up to 3,863,376 shares of Common Stock of the Company, representing the maximum aggregate number of shares underlying awards outstanding under the 2000 Plan as of June 28, 2006 that could terminate or expire unexercised, be cancelled or forfeited, or lapse for any reason. Accordingly, this Registration Statement covers an aggregate of up to 6,879,293 shares of Common Stock of the Company issuable under the Plan.

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), File No. 001-12273, are incorporated herein by reference and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 16, 2006.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 filed with the SEC on May 10, 2006.

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on April 28, 2006 and March 20, 2006.

(d)	The description of the Company’s Common Stock incorporated in the Company’s Registration Statement on Form 8-A filed with the SEC on October 7, 1996, and all amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Common Stock offered hereby has been sold or which deregisters such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

David B. Liner, the Company’s Vice President, General Counsel and Secretary, has rendered an opinion to the effect that the shares of Common Stock subject to this Registration Statement are duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable. As of June 28, 2006, Mr. Liner directly or indirectly held (a) restricted stock covering an aggregate of 14,000 shares of Common Stock, and (b) unvested options to purchase an aggregate of 24,000 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

As permitted under Section 102 of the Delaware General Corporation Law (“DGCL”), the Company’s Amended and Restated Certificate of Incorporation contains provisions that eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty, other than liability (a) for any breach of duty of loyalty, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (dealing with illegal redemptions and stock repurchases), or (d) for any transaction from which the director derived an improper personal benefit.

The Company’s By-Laws contain provisions requiring the indemnification of the Company’s directors and officers to the fullest extent permitted by Section 145 of the DGCL.

Section 145 of the DGCL generally provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Company has also agreed to indemnify each director and certain officers pursuant to certain indemnification agreements from and against any and all expenses, losses, claims, damages and liabilities incurred by such director for or as a result of actions taken or not taken while such director or officer was acting in his or her capacity as a director, officer, employee or agent of the Company. In addition, the Company maintains directors’ and officers’ liability insurance which insures the Company against indemnification payments made to directors and officers of the Company.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The exhibits listed on the Exhibit Index of this Registration Statement on page II-9 are filed herewith or are incorporated herein by reference to other filings.

Item 9. Undertakings.

The Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on July 11, 2006.

ROPER INDUSTRIES, INC.

By:	/s/ Brian D. Jellison
Name:	Brian D. Jellison
Title:	Chairman of the Board, President and Chief Executive Officer

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Brian D. Jellison Brian D. Jellison	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 11, 2006

/s/ John Humphrey John Humphrey	Vice President and Chief Financial Officer (Principal Financial Officer)	July 11, 2006

/s/ Paul J. Soni Paul J. Soni	Vice President and Controller (Principal Accounting Officer)	July 11, 2006

* W. Lawrence Banks	Director	July 11, 2006

* John F. Fort, III	Director	July 11, 2006

* Derrick N. Key	Director	July 11, 2006

* Christopher Wright	Director	July 11, 2006

* Wilbur J. Prezzano	Director	July 11, 2006

Signature	Title	Date
David W. Devonshire	Director

* Donald G. Calder	Director	July 11, 2006

* Robert D. Johnson	Director	July 11, 2006

* By	/s/ David B. Liner
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit 3.1**	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on March 17, 2003 for the quarterly period ended January 1, 2003).

Exhibit 3.2**	Amended and Restated By-Laws (incorporated herein by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on September 13, 2000 for the quarterly period ending July 31, 2000.

Exhibit 3.3**	Certificate of Amendment of Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2005).

Exhibit 5.1	Opinion of David B. Liner, filed herewith.

Exhibit 10.05**	Roper Industries, Inc. Amended and Restated 2000 Incentive Plan (incorporated herein by reference to Annex B of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2004).

Exhibit 23.1	Consent of David B. Liner, included in the opinion filed as Exhibit 5.1 hereto.

Exhibit 23.2	Consent of PricewaterhouseCoopers LLP, filed herewith.

Exhibit 24	Power of Attorney, filed herewith.

Exhibit 99.1**	Roper Industries, Inc. 2006 Incentive Plan (incorporated herein by reference to Annex B of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 1, 2006).

**	Incorporated herein by reference.